UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

(Check  one):  [X]  Form 10-K [   ] Form 20-F [   ] Form 10-Q [   ] Form N-SAR
               [ ]  Form  N-CSR

  For  Period  Ended:  December  28,  2003
  [   ]  Transition  Report  on  Form  10-K
  [   ]  Transition  Report  on  Form  20-F
  [   ]  Transition  Report  on  Form  11-K
  [   ]  Transition  Report  on  Form  10-Q
  [   ]  Transition  Report  on  Form  N-SAR
  [   ]  Transition  Report  on  Form  N-CSR

  For  the  Transition  Period  Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
PART  I  -  REGISTRANT  INFORMATION

Full  Name  of  Registrant:  BRIAZZ,  INC.


Former  Name  if  Applicable:  N/A


Address of Principal Executive Office (Street and Number): 3901 7th Avenue South, Suite 200


City,  State  and  Zip  Code:  Seattle,  Washington  98108-5206

PART  II-  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   | (a) The reason described in reasonable detail in Part III of this form | could not be eliminated without unreasonable effort or expense
[X]|
   | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion | thereof, will be filed on or before the fifteenth calendar day following | the prescribed due date; or the subject quarterly report or transition | report on Form l0-Q, or portion thereof, will be filed on or before the | fifth calendar day following the prescribed due date; and
   |
   | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) | has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company's EDGAR service provider was unable to complete preparation of the filing in EDGAR format before the due date.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


             Milton Liu         (206)            694-6310
--------------------------------------------------------------------------------
                (Name)       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  BRIAZZ, INC.
                                  ------------
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 30, 2004            By: /s/ Milton Liu
                                    --------------------------------
                                    Name: Milton Liu
                                    Title: CEO


Instruction: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.